S&P Global Names Maria R. Morris to Board of Directors

NEW YORK, October 27, 2016-S&P Global (NYSE: SPGI) announced that its Board of Directors has elected Maria R. Morris to its Board, effective immediately.

Ms. Morris is Executive Vice President of MetLife Inc., responsible for the company’s Global Employee Benefits business, and is interim head of MetLife’s U.S. business. As head of Global Employee Benefits, she is responsible for expanding the business in more than 40 countries through local solutions, partnerships with multinational corporations and distribution relationships with financial institutions.

“Maria has demonstrated exceptional business leadership at MetLife,” said Charles E. “Ed” Haldeman, Jr., Chairman of S&P Global. “Her business and financial acumen and understanding of international markets further strengthen our talented Board of Directors.”

“We are delighted Maria is joining our Board and look forward to benefiting from her deep operational experience managing large, global enterprises,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global.

Ms. Morris joined MetLife in 1984, holding a number of senior leadership roles. She has served as interim Chief Marketing Officer, Head of Global Technology and Operations, Executive Vice President for Employee Benefits Sales; Vice President and head of MetLife’s Group and Individual Disability businesses, and head of the Dental business.

Ms. Morris serves on the Boards of Directors of MetLife Property and Casualty Insurance Company, the MetLife Foundation and the American Council of Life Insurers. She is also a member of the Board of Trustees for the Catholic Charities Archdiocese of New York and is Vice Chair of the All Stars Project, Inc.
The addition of Ms. Morris brings the number of S&P Global Directors to 12. Ms. Morris’ nomination follows the appointments of Rebecca Jacoby in 2014 and Monique Leroux last month. These women are leaders with critical experience in finance, investing, technology and global business operations. Their appointments underscore the Company’s commitment to inviting diverse backgrounds, perspectives, skills and experience into the Board room to guide the growth and performance of S&P Global.
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About S&P Global:
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company's divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries. For more information, visit www.spglobal.com.
Contacts:

Chip Merritt
Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
(347) 419-4169 (mobile)
jason.feuchtwanger@spglobal.com